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LOCKUP - LEAK-OUT AGREEMENT

THIS LOCKUP - LEAK-OUT AGREEMENT (the "Agreement") is entered into as of May 15, 2009 (the “Effective Date”), by and among Integrated Freight Systems, Inc., a Florida corporation, (“IFSI”), PlanGraphics, Inc., a Colorado corporation (“PlanGraphics”) and the undersigned person identified as the “Stockholder”.

WHEREAS, PlanGraphics, a publicly traded, reporting company, is to be merged into IFSI, as a result of which the issued and outstanding common stock of IFSI will succeed to PlanGraphics’ registration under the Securities Exchange Act of 1934 and the common stock of PlanGraphics will be automatically converted into common stock of IFSI; and

WHEREAS, the Stockholder is a holder of common stock of IFSI (the “Common Stock”) and of PlanGraphics (the stock of which is not covered by this Agreement);

WHEREAS, the Stockholder has been asked to enter into this Agreement and other stockholders of IFSI have been asked and have entered or are expected to enter into substantially this same, yet a separate agreement; and

WHEREAS, the Stockholder understands that he, she or it are expected to be benefited by this Agreement and the agreement of other stockholders as noted above as a result of reduction of selling pressure in the public market for the common stock of IFSI;

NOW THEREFORE, in consideration of the foregoing premises and the benefit to the Stockholder expected to be derived from this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Notwithstanding anything contained in this Agreement, the Stockholder may transfer his/her/its shares of Common Stock to his/her/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement.

2. The Stockholder agrees that during the period beginning on the first day PGRA stock begins to trade under a new symbol as a result of the transaction with IFSI and ending 180 days thereafter the Stockholder will not sell Common Stock into the public market.

3. The Stockholder agrees that on any day beginning the first day after the 180 day period identified in paragraph 2 hereof and ending 360 days after such first day, he, she or it (a) will place sell orders and sell an aggregate of no more than five percent of previous day’s trading volume as reported the OTC Bulletin Board or another nationally recognized quotation medium or stock market and (b) will enter no sell order at a price less than the published “ask price” immediately preceding the time at which the sell order is entered. The Stockholder will deliver copies of its sale confirmations to IFSI within 48 hours of verbal or written request (provided such request is not less than seven days following the sale); and, it will make all trading confirmations available to IFSI on a monthly basis.

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4. This Agreement shall expire and terminate one year after the first day PGRA stock begins to trade under a new symbol as a result of the transaction with IFSI.

5. Except as otherwise provided in this Agreement or any other agreements between the parties, the Stockholder shall be entitled to his, her or its beneficial rights of ownership of the Common Stock, including the right to receive and retain the net proceeds from the sale thereof and to vote the Common Stock for any and all purposes.

6. Each of the Parties agrees not to disclose to or discuss with any person, except as where such disclosure may be required by law, court order, government agency request or subpoena, or in connection with a legal proceeding, the terms, substance or existence of this Agreement.

7. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

8. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, at the addresses provided on the signature page. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

9. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

10. In the event of breach of this Agreement, the Stockholder shall be liable to for proven damages, including incidental and consequential damages (which would include but not be limited to interference with funding arrangements of IFSI) suffered by IFSI by reason of any such breach.

11. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed wholly within said State.

13. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement, including suit for damage, on appeal and for collection.

14. The Stockholder acknowledges that he, she or it shall be bound by this Agreement, without regard to whether or not other stockholders of IFSI and/or PlanGraphics enter into substantially this same, yet separate agreements.

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15. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

16. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in the appropriate court in Manatee County, Florida.

IN WITNESS WHEREOF, the undersigned have duly executed (Stockholder by manual signature and other parties by manual or facsimile signature) and delivered this Agreement as of the day and year first above written.

THE STOCKHOLDER:	Integrated Freight Systems, Inc.
[if entity, replace with name, or delete]

Paul A . Henley, President
[replace with name and title, if applicable]
PlanGraphics, Inc.
[replace with street address]

[replace with city, state and zip]	_____________________, President

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